EXHIBIT 10.33





[COMPANY LOGO]




October 19, 2001

Mr. Joe Dworak
214-488-2306 (home)
972-467-5314 (cell)
jdworak@hotmail.com

Dear Joe:

I am very pleased to offer you employment with our team at Pivotal Corporation ("Pivotal"). The following are the terms of your employment, as we have discussed.

     1. You position at Pivotal will be SVP North American Services. You will report directly to the Chief Executive Officer. Your responsibilities shall include developing and executing all aspects of Pivotal's North American service strategies, including but not limited to business consulting services, technical consulting services, integration consulting services, field technical support, phone technical support, and training. Your objective is to make services a major component of our growth strategy and to assure that all our customers achieved their CRM and ebusiness objective. In addition, you will play a primary role in the overall leadership of Pivotal Corporation as a member of the senior leadership team.

     2. Your annual salary will be $275,000.00 (US), payable semi-monthly and less applicable statutory deductions. Your salary will be reviewed in accordance with the policies established by the Pivotal Corporation Committee and any salary increase granted will be effective upon your anniversary date of employment.

          In addition, you will receive $25,000 (US) of transition assistance on or before March 31, 2002. This transition assistance will be due and payable to Pivotal on a pro-rated basis if leave Pivotal within your first 24 months.

     3. Your employment will commence on or about October 23, 2001 and will be for an indefinite term subject to the provisions listed below concerning termination of employment.


------------------------------------------------------------------------------------------------------------------
Pivotal Corporation                ATLANTA                NEW ENGLAND               VANCOUVER
                                   BELFAST                NEW YORK                  224 West Esplanade, Suite 300
www.pivotal.com                    CHICAGO                SAN FRANCISCO             North Vancouver, BC
                                   DALLAS                 SEATTLE                   Canada V7M
                                   DUBLIN                 WASHINGTON, D.C.          Phone: 604/988-0092
                                   FRANCE                 TORONTO                   Fax: 604/988-0035
                                   LOS ANGELES            UNITED KINGDOM


     4.   You will be entitled to earn  incentive  compensation  of  $125,000.00
          (US) annually based on the achievement of previously agreed objectives as determined by the Chief Executive Officer. For the first six months of your employment, 50% of the incentive compensation will be guaranteed and will be paid in equal quarterly instalments.

     5. You will be entitled to four weeks paid vacation per annum plus statutory holidays with your vacation to be taken at a time or times mutually agreeable to you and Pivotal.

     6. As a condition of employment, you are required to participate in the Pivotal employee benefits plan. Details of this plan are available for you to review. In summary, under this plan you are required to pay the premiums for Long Term Disability, whereas Pivotal pays the total premium for MSP, Extended Health, Dental and Life Insurance. Your entitled to participate in the plan shall be subject to the approval by the carrier of such plans and subject to you taking the necessary steps to ensure that you, and where applicable your eligible dependents, are properly registered. For the insured benefits, Pivotal is only required to pay its portion of the premiums and has no further obligation.

     7. As a condition of your employment, you are required to sign an Agreement of Confidentiality/Non-Competition/Non-Solicitation and acknowledge that the intellectual property, which results from your employment, is owned by Pivotal. In addition, should your employment with Pivotal terminate for any reason, the Agreement prohibits you from interfering with the employees, customers or business of Pivotal for a period of time following the cessation of your employment. A copy of this Agreement is attached for your review and signature.

     8. Subject to approval by Pivotal's Board of Directors, you will be granted an option to purchase 125,000 voting common shares of Pivotal at a price equivalent to the closing price on the NASDAQ on the date set by the Board of Directors. The options will vest over a period of four years in equal quarterly installments beginning with your fifth quarter of employment.

     9.   This vesting period shall be adjusted on the following basis:

          a) In the event of termination of employment without cause within the first twelve months of employment, 25% of the options vest immediately upon notification of termination and the remainder shall be cancelled;

          b) In the event that substantially all the shares or assets of Pivotal are acquired by a third party as a result of a corporate acquisition and, as a result of such acquisition, or within a six month period following the acquisition, your employment is terminated without cause, 50% of the options outstanding as of the date of the acquisition shall vest immediately and the remainder shall be cancelled. It is agreed that this termination provision shall not apply if there is not reduction in your aggregate compensation and you are offered a similar position within a similar organizational unit located within North America equal to or larger than Pivotal's business as of the date of acquisition.

          c) In the event of termination of employment with just cause or for death or incapacity, all options not vested shall be cancelled.

          d)   Additional    granting   of   options   is   discretionary    and
               performance-based. Your eligibility or additional options is reviewed annually based on sustained high performance.

     10. Your employment with Pivotal may be terminated in one of the following ways:

          a) You may terminate your employment with Pivotal by giving not less than 90 days' written notice of termination to Pivotal. In Pivotal's sole discretion, if its receives written notice of termination from you, it may immediately terminate your employment without any notice or compensation in lieu of notice and it will have no further obligations to you with respect to the termination of your employment, including, without limitation, any further compensation, severance pay or damages.

          b) Pivotal may terminate your employment by giving notice or compensation in lieu of notice in the amount equivalent to four month's base salary payable semi-monthly and less applicable statutory deductions over six months (the "Severance Period"). Pivotal shall continue to provide all medical, healthcare and other benefits that are permitted during the Severance Period. Any monies earned by you through other employment during the period shall reduce payments made during the Severance Period. The amount payable to you shall be the maximum compensation to which you are entitled in lieu of reasonable notice and Pivotal shall have no further obligations to you with respect to the termination of your employment, including, without limitation, further severance pay or damages. Upon termination without cause, you will have no rights to any other unvested benefits or compensation. Your receipt of payments will be subject to you signing a Release of Claims in a form acceptable to Pivotal.

          c) Your employment may be automatically terminated upon your death or permanent incapacity, which shall be deemed to occur if you suffer any illness, or injury that prevents you from performing your usual employment duties for a period of six (6) consecutive months. In the event of death or permanent incapacity, Pivotal shall be under no obligation to provide you or your estate or personal representative with notice of termination or payment in lieu of notice or any other form of severance pay or damages.

          d) Notwithstanding any other provision, Pivotal may terminate your employment with it at any time for just cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

     11. Upon the termination of your employment with Pivotal, you shall immediately resign any directorship or office held in Pivotal or any parent, subsidiary or affiliated company of Pivotal and you shall not be entitled to receive any written notice of termination or payment in lieu of notice or to receive any severance pay, damages or compensation for loss of office or otherwise by reason of this resignation or resignations. You shall also immediately relinquish all shares of stock and all equity interests which may be held by you as a nominee for or on behalf of Pivotal or any parent, subsidiary or affiliated company of Pivotal.

     12. Upon termination of your employment with Pivotal, you shall repay Pivotal any amounts owed to Pivotal as a result of advances or loans.

     13. You will be eligible to be covered under the director and officer insurance program maintained by Pivotal. In addition, Pivotal agrees to indemnify you and your heirs, executors, administrators and legal representatives, against all costs, charges and expenses, reasonably incurred by you in respect of any civil, criminal or administrative action or proceeding to which you are made a party by reason of being or having been a director or officer of Pivotal. If you acted honestly and in good faith with a view to the best interests of Pivotal and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful. To the extent that the approval of the court is required for such indemnification, Pivotal shall make such application and use reasonable efforts to obtain such approval.

     14. You acknowledge that it has been recommended to you by Pivotal that you obtain independent legal advice before executing this offer and by executing this offer you represent that you did obtain independent legal advice.


Please    signed    the    attached    copy    of    this    letter    and   the
Confidentiality/Non-Competition/Non-Solicitation   Agreement  to  indicate  your
agreement, and return the signed copies to us.

We look  forward  to you  joining  us in our  quest to build a major  technology
solutions   company.   We  look  forward  to  a  long  and  mutually   rewarding
relationship.



Yours very truly,


/s/ Kent (Bo) Manning
Kent (Bo) Manning
President and Chief Executive Officer


I agree with and accept the above terms and conditions of employment.

                                            /s/ Joseph H. Dworak    10/19/01
--------------------------                  -----------------------------------
BO MANNING                                  JOSEPH H. DWORAK
                                            10/21/01













                                       6